Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated February 25, 2013, on the financial statements and financial highlights of Pioneer Cash Reserves Fund included in the Annual Report to the Shareowners for the year ended December 31, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 33-13179) of Pioneer Money Market Trust.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 24, 2013